EXHIBIT 99.4

Universal City Florida Holding Co. I
UCFH I Finance, Inc.
Universal City Florida Holding Co. II
UCFH II Finance, Inc.

Offer for all Outstanding
Floating Rate Senior Notes due 2010
In Exchange for
Up to $300,000,000 Principal Amount of
Registered Floating Rate Senior Notes due 2010
and
8 3/8% Senior Notes due 2010
In Exchange for
Up to $150,000,000 Principal Amount of
Registered 8 3/8% Senior Notes due 2010
Pursuant to the Prospectus, dated [            ], 2005

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Universal City Florida Holding Co. I, a Florida general partnership ("Holding I"), UCFH I Finance, Inc., a Florida corporation ("UCFH I Finance"), Universal City Florida Holding Co. II, a Florida general partnership ("Holding II") and UCFH II Finance, Inc., a Florida corporation ("UCFH II Finance," and together with Holding I, UCFH I Finance and Holding II, the "Issuers"), hereby offer to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus dated [            ], 2005 (the "Prospectus") and the enclosed letter of transmittal (the "Letter of Transmittal"), up to $300,000,000 aggregate principal amount of registered Floating Rate Senior Notes due 2010 of the Issuers, which will be freely transferable (the "Floating Rate Senior Exchange Notes"), for any and all of the Issuers' outstanding Senior Notes due 2010, which have certain transfer restrictions (the "Original Floating Rate Senior Notes") and up to $150,000,000 aggregate principal amount of registered 8 3/8% Senior Notes due 2010 of the Issuers, which will be freely transferable (the "Senior Exchange Notes," and together with the Floating Rate Senior Exchange Notes, the "Exchange Notes"), for any and all of the Issuers' outstanding 8 3/8% Senior Notes due 2010, which have certain transfer restrictions (the "Original Senior Notes," and together with the Original Floating Rate Senior Notes, the "Original Notes"). The Exchange Offer is intended to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement dated as of December 9, 2004, among the Issuers, J.P. Morgan Securities Inc. and Banc of America Securities LLC.

        We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1.
Prospectus dated [            ], 2005;

2.
The Letter of Transmittal for your use and for the information of your clients;

3.
A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach The Bank of New York (the "Exchange Agent") prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.
A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

5.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.
Return envelopes addressed to the Exchange Agent.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on [            ], 2005 (the "Expiration Date"), unless extended by the Issuers. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the Letter of Transmittal), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Original Notes must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange offer—Guaranteed Delivery Procedures."

        Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Universal City Florida Holding Co. I UCFH I Finance, Inc. Universal City Florida Holding Co. II UCFH II Finance, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.